Exhibit 5.2

DEPARTMENT OF THE TREASURY

INTERNAL REVENUE SERVICE

P.O. BOX 2508

CINCINNATI, OH 45201

Date: April 23, 2014 WEBSTER BANK NATIONAL ASSOCIATION C/O REID AND RIEGE PC JOHN V GALIETTE ONE FINANCIAL PLAZA HARTFORD, CT 06103-3185

Employer Identification Number: 06-0273520

DLN: 17007053068001

Person to contact:

VICKIE SURGUY          ID# 31036

Contact Telephone Number: (513) 263-3583

Plan Name: WEBSTER BANK RETIREMENT SAVINGS PLAN

Plan Number: 003

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-l(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination letter gives no reliance for any qualification change that becomes effective, any guidance published, or any statutes enacted, after the issuance of the cumulative List (unless the item has been identified in the Cumulative List) for the cycle under which this application was submitted.

This letter may not be relied on after the end of the plan’s first five-year remedial amendment cycle that ends more than 12 months after the application was received. This letter expires on January 31, 2016. This letter considered the 2009 Cumulative List of Changes in Plan Qualification Requirements.

This plan satisfies the requirements of Code section 4975(e)(7).

Letter 2002 (DO/CG)

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WEBSTER BANK NATIONAL ASSOCIATION

This is not a determination with respect to any language in the plan or any amendment to the plan that reflects Section 3 of the Defense of Marriage Act, Pub. L. 104-199, 110 Stat. 2419 (DOMA) or U.S. v. Windsor, 133 S. Ct. 2675 (2013), which invalidated that section.

If you submitted any proposed amendments or a proposed restated plan with your application, those amendments must be adopted no later than the time prescribed under Code section 40l(b) in order to retain reliance on this determination letter.

This determination letter considered the plan documents and/or amendments that were submitted with your application.

We have sent a copy of this letter to your representative as indicated in the Form 2848 Power of Attorney or appointee as indicated by the Form 8821 Tax Information Authorization.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely,

/s/ Andrew E. Zuckerman

Andrew E. Zuckerman

Director, EP Rulings & Agreements

Enclosures: Publication 794

Received

APR 28 2014

REID & RIEGE

Letter 2002 (DO/CG)

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